Exhibit 10.1

EXECUTION VERSION

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [*], HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

SECOND AMENDMENT TO COLLABORATION AGREEMENT
This Second Amendment to the Collaboration Agreement (“Amendment”) is entered into as of February 26, 2023 (the “Second Amendment Effective Date”) by and among Amgen Inc., a Delaware corporation having its principal place of business at One Amgen Center Drive, Thousand Oaks, California 91320-1799 (“Amgen”), BeiGene Switzerland GmbH, a Swiss corporation with a principal place of business at Aeschengraben 27, 4051 Basel, Switzerland (“BeiGene”), and BeiGene, Ltd., a Cayman Islands exempted company incorporated with limited liability with its registered offices c/o Mourant Governance Services (Cayman) Limited, 94 Solaris Avenue, P.O. Box 1348, Grand Cayman KY1-1108, Cayman Islands (“BeiGene Parent”). BeiGene and Amgen are sometimes referred to herein individually as a “Party” and collectively as the “Parties.” This Amendment amends that certain Collaboration Agreement, entered into as of October 31, 2019 (as amended from time to time, the “Agreement”), by and between Amgen and BeiGene and, solely with respect to Section 13.6 thereof, BeiGene Parent. Capitalized terms used but not defined herein have the meanings given to them in the Agreement.
RECITALS
WHEREAS, pursuant to the Agreement, Amgen and BeiGene collaborate on the commercialization of certain Products (as defined in the Agreement) in the Collaboration Territory (as defined in the Agreement) and the global development funding and clinical development and commercialization of certain clinical-stage pipeline Products in the Collaboration Territory; and
WHEREAS, the Parties desire to enter into this Amendment, upon the terms and conditions set forth herein.
NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, the Parties, intending to be legally bound hereby, do agree as follows:

1.Amendment to Section 1.13. Section 1.13 of the Agreement is hereby amended by adding the following language at the end of the existing Section 1.13:
“Amgen Pipeline Product Global Development Costs shall not include Costs incurred by Amgen during the period starting on January 1, 2023 and ending on August 31, 2023 to the extent such Costs are attributable to AMG 510 (also known as sotorasib or LUMAKRAS®).”
2.Amendment to Section 1.28. Section 1.28 of the Agreement is hereby amended by adding the following language at the end of the existing Section 1.28:
“BeiGene Pipeline Product Development Costs shall not include Costs incurred by BeiGene during the period starting on January 1, 2023 and ending on August 31, 2023 to the extent such Costs are attributable to AMG 510 (also known as sotorasib or LUMAKRAS®).”
3.New Section 1.174. The following is hereby inserted as a new Section 1.174 of the Agreement:
“Section 1.174    “Tianjin” means the Pilot Zone in the Tianjin province.”
4.New Section 1.175. The following is hereby inserted as a new Section 1.175 of the Agreement:
“Section 1.175    “Tianjin Support Costs” means all actual and, if reasonably practicable, [*]
5.Amendment to Section 5.1.4. Section 5.1.4 of the Agreement is hereby amended and restated in its entirety as follows:
“Section 5.1.4    Reversion of In-Line Products and Pipeline Products. In order to memorialize and effectuate the reversion of Product rights to Amgen pursuant to Sections 5.1.2 and 5.1.3 and Sections 14.6 and 14.9, the Parties shall, within forty-five (45) months following the Effective Date, enter into, execute and deliver a Master Reverse Transition Services Agreement with Product-specific addendums to be entered into at least twenty-four (24) months prior to the expected Product Reversion date (each a “Reverse Transition Services Agreement”), consistent with the scope of the Product Reversion Transition Services Schedule attached hereto, with such changes, if any, as may be mutually agreed by the Parties, including any changes to the Product Reversion Transition Services Schedule as each Party, using its reasonable best efforts, shall negotiate and supplement or finalize. The Parties shall begin good faith negotiations regarding each Reverse Transition Services Agreement at least thirty (30) months prior to the expected Product Reversion Date for the applicable Product.”
6.Amendment to Section 7.2.3(b). Section 7.2.3(b) of the Agreement is hereby amended by adding the following to the end of the existing Section 7.2.3(b):
“The table below sets out the 2022 and 2023 baseline budget for Product Team/Work Package Team strategy FTEs based on the Pipeline Product portfolio as of the Second Amendment Effective Date: [*]
7.Amendment to Section 7.2.3(c). Section 7.2.3(c) of the Agreement is hereby amended and restated in its entirety as follows:
“(c)    The Product Team and Work Package Team FTE allocation for Pipeline Products will be adjusted by Amgen [*] based on relevant factors, [*]. Such adjusted allocations shall be reflected in the records of the JSC or other governance committee or team.”
8.Amendment to Section 7.2.8. Section 7.2.8 (Hainan Bo Ao Cost-Share Matters) of the Agreement is hereby amended and restated in its entirety as follows:

“Section 7.2.8    Early Access Program Cost-Share Matters. Notwithstanding anything to the contrary in this Agreement, with respect to the AMG 510 (also known as sotorasib or LUMAKRAS®) Product (as applicable, the “Bo Ao Product,” the “Tianjin Product” or, the “Early Access Product”), the Parties desire to initiate the Profit-sharing arrangement set forth in Section 7.2 prior to applicable Initiation Date, subject to the following terms and conditions:
(a)    Commercialization and Related Costs. Prior to the applicable Initiation Date, costs (including Costs for outside services and expenses (e.g., consultants, agency fees, etc.)) for the following activities shall be considered “Commercialization and Related Costs” for purposes of determining “Amgen Costs” or “BeiGene Costs,” as applicable:
(i)    [*];
(ii)    Medical Affairs Activities Costs incurred in connection with Hainan Bo Ao and Tianjin in or for the Collaboration Territory prior to commercialization and during commercialization;
(iii)    all Costs incurred by the Parties or their respective Affiliates associated with any recalls of the Early Access Product in the Collaboration Scope and in or for the Collaboration Territory;
(iv)    all Costs incurred by the Parties or their respective Affiliates with respect to product liability claims for the Early Access Product in the Collaboration Scope in the Collaboration Territory;
(v)    all Costs incurred by the Parties or their respective Affiliates associated with any returns and withdrawals of the Early Access Product in the Collaboration Scope in the Collaboration Territory;
(vi)    any Third Party IP Payments to the extent not already included in Manufacturing Actual Costs; and
(viii)    all unrecovered Indirect taxes, including, for the avoidance of doubt, unrecovered VAT surcharge, incurred by either Party arising with respect to payments to be made under Section 7.2.7 (Calculation of Collaboration Profits).
[*]
Commercialization and Related Costs for purposes of this Section 7.2.8 shall not include [*] or any Cost subject to an indemnification obligation under Article XIII.
(b)    Manufacturing Actual Costs. The Manufacturing Actual Costs incurred with respect to the Early Access Product in connection with Hainan Bo Ao or Tianjin, as applicable, shall be deemed “Amgen Costs” for purposes of the calculations set forth under Section 7.2 (Profit Sharing).
(c)    Net Revenues. Net Revenues from the sale or transfer for value of the Early Access Product in Hainan Bo Ao or Tianjin, as applicable, shall be considered “Net Revenues” for purpose of Section 7.2 (Profit Sharing).
(d)    Support Costs. Bo Ao Support Costs and Tianjin Support Costs incurred with respect to the applicable Early Access Product in connection with Hainan Bo Ao or Tianjin, as applicable, shall be deemed “Amgen Costs” for purposes of the calculations set forth under Section 7.2 (Profit Sharing).”
9.New Section 7.2.9. The following is hereby inserted as a new Section 7.2.9 of the Agreement:

10.Amendment to Section 7.2. Section 7.2 (Profit Sharing) of the Agreement is hereby amended and restated by adding a new Section 7.2(d):
“Section 7.2.9    Adjustments. Notwithstanding anything to the contrary in this Agreement, within fifty (50) days following December 31, 2023, BeiGene shall deliver to Amgen a statement setting forth, in reasonable detail, [*] (the “Restated Operating Income”) [*]. Amgen shall review the calculations delivered by BeiGene and Amgen shall notify BeiGene of any disagreement with the calculations. In the event of a disagreement between the Parties with respect to the Restated Operating Income, the Parties shall cooperate in good faith to resolve such disagreement, and any unresolved disagreements shall be addressed through Section 15.4 of this Agreement. If the agreed-upon Restated Operating Income is a negative number, Amgen shall deliver an invoice to BeiGene setting forth the amount (the “Adjustment Amount”) equal to [*] of the absolute value of the Restated Operating Income and BeiGene shall make a payment to Amgen in the amount of the Adjustment Amount, which payment shall be made in accordance with the provisions of Article VIII (Payments).”
11.New Section 11.8. The following is hereby inserted as a new Section 11.8 of the Agreement:
“Section 11.8    Additional Restrictions. With respect to clinical and regulatory information or data belonging to Amgen or a Third Party pertaining to the development of one or more Products in combination with pembrolizumab (such information, the “Amgen Proprietary Information”), the following shall apply:
11.8.1    Designated Personnel.
(a)    BeiGene hereby designates the regulatory, clinical, commercial and other personnel (including relevant personnel of its Affiliates and Third Party consultants and contractors) listed on the Designated Personnel Schedule, attached hereto and incorporated herein by this reference, as the designated personnel (“Designated Personnel” and, each, a “Designated Person”) to receive Amgen Proprietary Information. Amgen shall ensure storage and use of personal information contained in the Designated Personnel Schedule strictly in observance of and in compliance with Applicable Law on data protection and privacy, consistent with the obligations set out in Section 12.5 (Privacy and Data Protection). BeiGene may, at any time upon written notice to Amgen, revise the Designated Personnel Schedule as reasonably necessary to add Designated Personnel who will be responsible for conducting regulatory activities under the Collaboration Agreement on behalf of BeiGene and to remove Designated Personnel who are no longer responsible for conducting regulatory activities under the Collaboration Agreement on behalf of BeiGene; provided, however, that BeiGene may not disclose any Amgen Proprietary Information to any such new Designated Personnel prior to updating such Designated Personnel Schedule listing such new Designated Personnel and delivering such revised Designated Personnel Schedule to Amgen. BeiGene shall provide Amgen with an updated Designated Personnel Schedule at the end of each semi-annual period ending June 30 and December 31 and at such earlier times as personnel are assigned to receive Amgen Proprietary Information (e.g., upon new employees joining BeiGene in a relevant capacity) and such Designated Personnel Schedule shall cumulatively set out all updates of Designated Personnel Schedule made by BeiGene in such semi-annual period.
(b)    BeiGene shall be bound by, and shall ensure that each Designated Person is bound by, restrictions on use and disclosure of any Amgen Proprietary Information it receives consistent with the confidentiality obligations under Article XI (Confidentiality) (including, without limitation, Section 11.1 (Confidentiality; Exceptions)), and BeiGene shall be responsible for each Designated Person’s compliance with such restrictions, as follows:
i.During the Term and for [*] thereafter, each Designated Person (regardless of the date such Designated Person was removed from the list of Designated Personnel) shall keep confidential all Amgen Proprietary Information and shall not publish or otherwise disclose or use for any purpose other than as provided for in this Section 11.8 any Amgen Proprietary Information.

ii.Each Designated Person may use and access such Amgen Proprietary Information solely for the purposes of carrying out the applicable responsibilities of BeiGene under this Agreement, including disclosing such information to the extent reasonably necessary to other Designated Personnel and the relevant Governmental Authority, and, except as permitted under this Section 11.8.1(b)(ii), such Designated Personnel shall not disclose such Amgen Proprietary Information to any other personnel of BeiGene or its Affiliates, including, without limitation, its or their respective Representatives or any Third Party (including any partner or collaborator), for any purpose. For the avoidance of doubt, each Designated Person may not disclose Amgen Proprietary Information to any Third Party Collaboration Personnel (as defined below).
iii.The obligations of nondisclosure and the limitations upon the right to use such Amgen Proprietary Information under this Section 11.8 will not apply to the extent that BeiGene can demonstrate that such Amgen Proprietary Information: (A) was obtained or was already known by BeiGene or its Affiliates without obligation of confidentiality as a result of disclosure from a Third Party that BeiGene did not know, after due inquiry, was under an obligation of confidentiality to Amgen with respect to such information, (B) was generally available to the public or otherwise part of the public domain at the time of its disclosure to BeiGene through no act or omission of BeiGene or its Affiliates or Representatives in breach of this Agreement, (C) became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of BeiGene or its Affiliates or Representatives in breach of this Agreement or (D) was independently discovered or developed by BeiGene or its Affiliates (without reference to or use of Amgen Proprietary Information or Confidential Information of Amgen).
11.8.2    Third Party Collaborations.
(a)    BeiGene agrees that individuals that will receive information from and engage with [*] or any of its Affiliates pursuant to [*], by and between BeiGene and [*], with respect to any proposed and/or approved [*] (as defined in the [*] Agreement) involving a proprietary product that would be a Distracting Product under this Agreement if developed by BeiGene (such individuals, the “Third Party Collaboration Personnel” and, each, a “Third Party Collaboration Person”, and such [*], a “Restricted Study”) shall not have access to any Amgen Proprietary Information or Confidential Information of Amgen without Amgen’s prior written consent. In no event shall any individual that is or has been a Designated Person or any BeiGene personnel that have had access to Amgen proprietary clinical, regulatory, and strategic information or data pertaining to Amgen’s global development and commercialization of the Products be classified as a Third Party Collaboration Person.
(b)    BeiGene shall not provide any input, advice, feedback, comments, or guidance to [*] or its Affiliates in connection with any Restricted Study; provided, however, that the foregoing shall not restrict the Third Party Collaboration Personnel’s ability to provide comments to a proposed protocol for a Restricted Study to the extent such comments relate solely to patient safety.
11.8.3    Compliance with Section 11.8.
(a)    On or before January 15 and July 15 of each calendar year, BeiGene will certify its compliance with the terms of this Section 11.8, including, but not limited to, confirmation that each Designated Person has been made aware of the requirements and restrictions applicable to such Designated Person under this Agreement and that the Designated Personnel Schedule attached hereto are accurate as of such certification date, by providing written confirmation to Amgen in a form acceptable to Amgen.
(b)    Upon the written request and reasonable notice of Amgen and not more than once in each calendar year, Amgen shall have the right, at its own expense, to have access (directly or through a Third Party consultant) during normal business hours to records and related systems that are reasonably necessary to assess BeiGene’ compliance with this Section 11.8 to review such records and related systems of BeiGene and any relevant Affiliates solely for the purpose of assessing BeiGene’s compliance with the terms of this Section 11.8.”
12.Amendment to Section 12.5: Section 12.5 (Privacy and Data Protection) of the Agreement is hereby amended and restated in its entirety as follows:
“12.5    Data Protection and Privacy.
(a)    Generally. Each Party agrees that it determines the purpose and means of processing Personal Data, and, as such, each Party is: (i) acting as a “controller” (as defined under the GDPR and other Applicable Law) of such information and shall be responsible for its own “processing” activities and the activities of its “processors” (as defined under GDPR and other Applicable Law), and (ii) shall comply with GDPR and all applicable Data Protection Laws applicable to a controller, which shall include without limitation employing and maintaining appropriate Security to protect such data. “Security” means technological, physical and administrative controls, including, but not limited to, policies, procedures, organizational structures, hardware and software functions, as well as physical security measures, the purpose of which is, in whole or part, to ensure the confidentiality, integrity or availability of Personal Data. For purposes of this Agreement, (1) “Data Protection Laws” means, as in effect from time to time, with respect to the processing of Personal Data, the applicable data privacy laws of the applicable jurisdiction, including without limitation the European Union General Data Protection Regulation (Regulation (EU) 2016/679) (“GDPR”), together with any national implementing laws in any Member State of the European Union or, to the extent applicable, in any other country, as amended, repealed, consolidated or replaced from time to time and all data breach notification and information security laws and regulations specific thereto and (2) “Personal Data” means any information that relates to, describes or is capable of being associated with or linked to an individual, by direct or indirect means, including without limitation classes, categories and other types of information that may identify an individual as specified by Applicable Law.
(b)    Data Transfers. If, in connection with this Agreement or the Safety Agreement, either Party is required to transfer or otherwise disclose to the other Party Personal Data that has not been de-identified or anonymized in accordance with applicable Data Protection Laws (e.g., in connection with the Safety Agreement), the Parties agree to comply with the following:
i.In the event of the actual or reasonably suspected unauthorized access, acquisition, alteration, and/or deletion of Personal Data, collected or otherwise processed under this Agreement, resulting from a breach or violation of Security, each Party shall notify the other, in accordance with the Information Security Schedule, of such incident without undue delay (but in no event later than [*] after discovery). In such event, each Party shall be responsible for fulfilling any reporting and notification obligations required under GDPR and other Applicable Law (inclusive of Data Protection Laws) with regard to the data processing operations it carries out.
ii.The Parties hereby incorporate the EU Standard Contractual Clauses necessary to effectuate the compliant transfer of EU/EEA/UK/Swiss Personal Data outside of EU/EEA/UK/Switzerland to any jurisdiction that does not ensure an adequate level of data protection within the meaning of Data Protection Laws, which Clauses are attached hereto as the Schedule titled “Privacy and Data Protection.” In addition, the Parties agree to cooperate with each to effectuate the compliant transfer of Personal Data applicable to other jurisdictions, which may include executing additional data transfer agreements.
iii.The Parties shall notify each other without undue delay (but in no event later [*] after receipt) in the event a data subject included in the Data asserts one of his/her rights under GDPR and Applicable Law (inclusive of Data

Protection Laws). Any such notifications shall be made in a pseudonymous form using the subject’s trial-specific identification number only. If necessary and appropriate, the Parties shall reasonably cooperate with each other by providing the necessary information to ensure full and effective implementation of the rights of the data subject. Notification required under this Section shall be made as follows:
Amgen: [*]
BeiGene: [*]
iv.To the extent required under GDPR and Applicable Law (inclusive of Data Protection Laws) and upon a Party’s reasonable request, the other Party shall make available to the requesting Party documentation reasonably necessary to demonstrate the other Party’s compliance with its obligations under GDPR and Applicable Law (inclusive of Data Protection Laws) and such Party’s obligations set out in this Agreement.”
13.Amendment to Schedule: The Schedule to the Agreement titled “Privacy and Data Protection” is amended and restated in its entirety in the form attached to this Amendment as Exhibit A and is deemed entered into as of the date of this Amendment.
14.Addition of New Schedules.
(a)A new schedule titled “Designated Personnel Schedule” in the form attached to this Amendment as Exhibit B is hereby added to the Agreement.
15.Select Products.
a.The Parties agree that AMG 701 shall be deemed terminated from the Agreement effective as of December 4, 2022.
b.The Parties shall cooperate with one another in good faith to prepare a transition plan by [*] and such other documentation as may be necessary or useful in connection with the anticipated termination of AMG 510 (also known as sotorasib or LUMAKRAS®) from the Agreement; provided, however, that if a further amendment to the Agreement is required in connection with such termination, the Parties shall cooperate with one another in good faith to finalize such amendment by June 30, 2023. The Parties anticipate terminating AMG 510 (also known as sotorasib or LUMAKRAS®) from the Agreement by [*].
16.Miscellaneous.
(a)Except as specifically amended above, the Agreement shall continue to be in full force and effect.
(b)This Amendment and its effect are subject to and shall be construed and enforced in accordance with the laws of the State of New York, U.S.A.
(c)This Amendment may be executed in counterparts with the same effect as if both Parties had signed the same document. All such counterparts will be deemed an original, will be construed together and will constitute one and the same instrument. Signature pages of this Amendment may be exchanged by facsimile or other electronic means without affecting the validity thereof.
[Signature page follows.]

IN WITNESS WHEREOF, BeiGene, BeiGene Parent and Amgen have caused this Amendment to be executed by their duly authorized representatives as set forth below.

BEIGENE SWITZERLAND GMBH            AMGEN INC.

By: /s/ Michael Schoen        By: /s/ Peter Griffith
Name: Michael Schoen        Name: Peter H. Griffith
Title: Managing Director        Title: Executive Vice President and Chief Financial Officer
Date: February 26, 2023        Date:     February 26, 2023

BEIGENE, LTD.

By: /s/ Chan Lee
Name: Chan Lee
Title: Senior Vice President, General Counsel & Corporate Secretary
Date: February 26, 2023

List of Exhibits and Schedules Omitted from the Second Amendment to Collaboration Agreement
Referenced in Exhibit 10.20.2 Above
Pursuant to Regulation S-K, Item 601(a)(5), the Exhibits and Schedules to the Second Amendment to Collaboration Agreement referenced in Exhibit 10.20.2 above, as listed below, have not been filed. The Registrant agrees to furnish supplementally a copy of any omitted Exhibit or Schedule to the Securities and Exchange Commission upon request; provided, however, that the Registrant may request confidential treatment of omitted items.

Exhibits
Exhibit A:	Privacy and Data Protection Schedule
Exhibit B:	Designated Personnel Schedule